Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of Organization

International Advisory Holdings Corp.	Delaware
International Consulting Acquisition Corp.	Delaware
TPI Advisory Services Americas, Inc.	Texas
ISG Information Services Group Americas, Inc.	Texas
TPI Eurosourcing, L.L.C.	Texas
TPI Advisory Services India Pvt. Ltd.	India
Information Services Group Germany GmbH	Germany
TPI Europe Ltd.	United Kingdom
Technology Partners International K.K.-Japan	Japan
TPI Sourcing Consultants Canada Corp.	Nova Scotia
CCGH Limited	United Kingdom
CCGH No. 2 Limited	United Kingdom
Compass Consulting Group Holdings Limited	United Kingdom
Compass Trustees Limited	United Kingdom
ISG (Group Services) Ltd.	United Kingdom
Information Services Group Europe Limited	United Kingdom
Compass Consulting AB	Sweden
Compass Management Consulting SA	France
Compass Management Consulting Iberica SA	Spain
Compass Publishing BV	Netherlands
Compass Holding BV	Netherlands
Compass America Inc.	Virginia
Compass Management Consulting Ltd	Canada
Compass Management Consulting PTY	Australia
CTP Italia SRL	Italy
TPI Advisory Services Hong Kong Limited	Hong Kong
TPI Enterprise Management Advisory Services Beijing	China
ISG Servicios Informativos S DE RL DE CV	Mexico
ISG Servicios Administrativos S DE RL DE CV	Mexico